Exhibit 12.01

CADENCE DESIGN SYSTEMS, INC.

Computation of Consolidated Ratio of Earnings to Fixed Charges

	Six Months Ended		Year Ended
	June 28, 2014	June 29, 2013	December 28, 2013	December 29, 2012	December 31, 2011	January 1, 2011	January 2, 2010
	(dollars in thousands)
Earnings:
Income (loss) before income taxes	$68,189	$88,681	$158,996	$188,271	$95,426	$(62,768)	$(153,505)
(Earnings) losses in equity interests	(1,952)	541	596	65	136	133	481
Fixed charges	18,306	22,356	44,803	41,436	49,903	43,609	37,974

	$84,543	$111,578	$204,395	$229,772	$145,465	$(19,026)	$(115,050)

Fixed charges:
Interest expense (1)	$14,637	$18,790	$37,581	$34,742	$43,025	$36,343	$28,872
Estimated interest component of rent expense	3,669	3,566	7,222	6,694	6,878	7,266	9,102

	$18,306	$22,356	$44,803	$41,436	$49,903	$43,609	$37,974

Earnings to fixed charges ratio (excess of fixed charges over earnings)	4.6x	5.0x	4.6x	5.5x	2.9x	$(62,635)	$(153,024)

(1)	Includes interest expense from indebtedness and amortization of discounts and capitalized expenses related to indebtedness.